Exhibit 99.2

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO (330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.11 Per Share

CORTLAND, Ohio – April 24, 2019 – Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share. The dividend will be payable on June 3, 2019, to shareholders of record as of the close of business on May 13, 2019.

“In response to our solid first quarter earnings performance, we are pleased to be able to continue to pay a quarterly cash dividend to our valued shareholders,” said James Gasior, President and Chief Executive Officer. “Cash dividends along with our share price increase during the year, provide an attractive return to our shareholders.” At the stock price of $24.99 per share at the close of the market on April 22, 2019, the current dividend equates to a yield of 1.8% on an annualized basis.

Cortland Bancorp recently reported earnings of $2.1 million, or $0.49 per share, for the first quarter of 2019, versus $1.5 million, or $0.35 per share for the same period in 2018.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.